Exhibit (e)(1)
DISTRIBUTION AGREEMENT
     THIS AGREEMENT is made as of March 11, 2009, between TXF Funds, Inc., a Maryland corporation (the “Company”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).
     WHEREAS, the Company is an open-end non-diversified investment company offering portfolios, investing primarily in equity securities selected to reflect the performance of a particular market index, having filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”);
     WHEREAS, the Company intends to create and redeem shares of beneficial interest, par value $.001 per share (the “Shares”) of the portfolio(s) set forth in Appendix A hereto (the “Fund(s)”) on a continuous basis at net asset value only in aggregations constituting a Creation Unit, as such term is defined in the registration statement;
     WHEREAS, the Shares will be listed on the NYSE Arca, Inc. (the “NYSE Arca”) and traded under the symbols set forth in Appendix A hereto;
     WHEREAS, the Company desires to retain ALPS to act as the distributor with respect to the issuance and distribution of Creation Units of Shares of the portfolio(s), hold itself available to receive and process orders for such Creation Units in the manner set forth in the Company’s prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Shares and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support; and
     WHEREAS, ALPS desires to provide the services described herein to the Fund(s).
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows.
1.	ALPS Appointment and Duties.
(a)	The Company hereby appoints ALPS as the exclusive distributor for Creation Unit aggregations of Shares of each portfolio listed in Appendix A hereto, as may be amended from time to time, and to perform the duties that are set forth in Appendix B hereto as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibilities of ALPS, and the Company shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.
2.	ALPS Compensation; Expenses.
(a)	In consideration for the services to be performed hereunder by ALPS, ALPS shall receive the compensation set forth in Appendix C hereto.

(b)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Company personnel. Other Fund expenses incurred shall be borne by the Company or the Company’s investment adviser, including, but not limited to, initial organization and the offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Company shall determine it advisable to qualify such shares for sale (including registering the Company as a broker or dealer or any officer of the Company as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Company shares; administration, transfer agency, and custodial expenses; interest; Company directors’ or trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees, insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of und existence; printing and delivery of materials in connection with meetings of the Company’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the Securities and Exchange Commission (the “SEC”).
3.	Documents. The Company has furnished or will furnish, upon request, ALPS with copies of the Company’s Articles of Incorporation, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Company. The Company shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Company shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Company with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.	Insurance. ALPS agrees to maintain fidelity bond and liability insurance coverages which are, in scope and amount, consistent with coverages customary for distribution activities relating to the Fund(s). ALPS shall notify the Company upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefore. ALPS shall notify the Company of any material claims against it, whether or not covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

5.	Right to Receive Advice.
(a)	Advice of the Company and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Company or, as applicable, the Company’s investment adviser, custodian, or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Company, the Company’s investment adviser, or ALPS, at the option of ALPS).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Company or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Company with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Company. Upon request, ALPS will provide the Company with a copy of such advice of counsel.
6.	Standard of Care; Limitation of Liability; Indemnification.
(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, negligence, or reckless disregard by ALPS in the performance of its duties, obligations, or responsibilities set forth in this Agreement:

i.	ALPS and its affiliates, including their respective officers, directors, agents, and employees shall not be liable to the Company for any taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:
a.	any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

b.	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature, or non-performance by a third party, in each case in connection with the matters to which this Agreement relates; or

c.	loss of data or service interruptions in connection with the matters to which this Agreement relates caused by equipment failure not cured within a reasonable timeframe.
ii.	The Company agrees to indemnify and hold harmless ALPS and each of its directors, officers, agents and employees and any person who controls ALPS within the meaning of Section 15 of the 1933 Act (any of ALPS, its officers, agents, employees and directors or such control persons, for purposes of this paragraph, an “Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon:
a.	the claim that the Company’s registration statement, prospectus, shareholder reports or other information filed with the SEC (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law. However, the Company does not agree to indemnify ALPS or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with information furnished to the Company by or on behalf of ALPS. The Company will also not indemnify any Indemnitee with respect to any untrue statement or omission made in the registration statement or prospectus that is subsequently corrected in such document (or an amendment thereof or supplement thereto) if a copy of the Prospectus

(or such amendment or supplement) was not sent or given by ALPS to the person asserting any such loss, liability, claim, damage or expense at or before the written confirmation to such person in any case where such delivery is required by the 1933 Act and the Company had notified ALPS of the amendment or supplement prior to the sending of the confirmation and the relevant amendment or supplement corrected the alleged untrue statement of material fact or material omission; or

b.	the inaccuracy of factual information furnished to ALPS by the Company or the Company’s investment adviser, custodian(s) or other service providers; or

c.	ALPS’ reasonable reliance on any instruction, direction, notice, instrument or other information furnished to ALPS by the Company or the Company’s investment adviser, custodian(s) or other service providers; or

d.	the Company’s willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.
(c)	ALPS shall indemnify and hold harmless the Company, the Company’s investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties, obligations, or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified part as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.
7.	Activities of ALPS. The services of ALPS under this Agreement are not deemed exclusive, and ALPS shall be free to render similar services to others. The Company recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

8.	Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Company. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Company, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Company. The Company shall have access to such accounts and records at all time during ALPS’ normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by ALPS to the Company at the Company’s expense. ALPS shall assist the Company, the Company’s independent auditors, or, upon approval of the Company, any regulatory body, in any requested review of the Funds’ accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

9.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Company and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Company and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Company, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Company. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Company and its current and former shareholders.

10.	Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Company hereunder shall cause the Company to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Company of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Company’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Company. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Company a certification to such effect no less than annually or as otherwise reasonably requested by the Company. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Company.

11.	Representations and Warranties of ALPS. ALPS represents and warrants to the Company that:
(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	Every year ALPS shall have an independent third party perform an annual review of ALPS (a “3012/3013 Review”) and will make available to the Company for inspection a report of such review and any updates thereto. ALPS shall immediately notify the Company of any changes in how it conducts its business that would materially change the results of its most recent 3012/3013 Review and any other change to ALPS’ business that would affect the business of the Company or the Company’s investment adviser.
12.	Representations and Warranties of the Company. The Company represents and warrants to ALPS that:
(a)	It is a corporation duly incorporated and existing and in good standing under the laws of the state of Maryland and is registered with the SEC as an open-end non-diversified management investment company.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c)	The Board of Directors of the Company has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Company agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.
13.	Duties of the Company.

(a)	ALPS and the Company shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Company shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Company’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information of whatever character, as the Company may deem advisable, such right being in all respects absolute and unconditional.

(b)	The Company agrees to issue Creation Unit aggregations of Shares of the Company and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practical after receipt by the Company of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement. The Company may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to ALPS, in accordance with the provisions of the Prospectus.

(c)	The Company agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Company shall make available to ALPS, at ALPS’ expense, such number of copies of its prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Company will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Creation Units.

(d)	The Company agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. The Company will keep ALPS informed of the jurisdictions in which Creation Units of the Company are authorized for sale land shall promptly notify ALPS of any change in this information.
14.	Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Company, ALPS will supply the Company with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Company may reasonably request from time to time.

15.	Liaison with Accountants. ALPS shall act as a liaison with the Company’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Company. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Company.

16.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonably provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Company, take commercially reasonably steps to minimize service interruptions.

17.	Duration and Termination of this Agreement.
(a)	Initial Term. This Agreement shall become effective as of the date the Company’s registration statement on Form N-1A under the 1933 Act and the 1940 Act becomes effective (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Company’s Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of the relevant portfolio of the Company, provided that in either event the continuance is also approved by a majority of the directors of the Company who are not interested persons (as defined in the 1940 Act) of any part to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval. If a plan under Rule 12b-1 of the 1940 Act is in effect, continuance of the plan and this Agreement must be approved at least annually be a majority of the directors of the Company who are not interested persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement is terminable without penalty on sixty (60) days’ written notice by the Company’s Board of Directors, by vote of the holders of a majority of the outstanding voting securities of the relevant portfolio, or by ALPS.

(d)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Company or as otherwise directed by the Company (at the expense of the Company) all records and other documents made or accumulated in the performance of its duties for the Company hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Company uses all reasonable commercial efforts to appoint such replacement on a timely basis.
18.	Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Company without the prior written consent of ALPS.

19.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

20.	Names. The obligations of the Company entered into in the name or an behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Company personally, but bind only the property of the Company, and all persons dealing with the Company must look solely to the property of the Company for the enforcement of any claims against the Company.

21.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

22.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such addresses as to which notice is given):
To ALPS:
ALPS Distributors, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850
To the Company:
TXF Funds, Inc.
One Leadership Square, Suite 200
211 North Robinson
Oklahoma City, OK 73102
Attn:   Keith D. Geary
Fax:    (405) 235-5705

23.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

24.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TXF Funds, Inc.

	By:	/s/ Keith D. Geary

Name: Keith D. Geary
Title: Chief Executive Officer

ALPS DISTRIBUTORS, INC.

	By:	/s/ Thomas A. Carter

`	Name: Thomas A. Carter
Title: President

APPENDIX A
LIST OF PORTFOLIOS

Portfolio(s)	Symbol

TXF Large Companies ETF

APPENDIX B
SERVICES
     (a) The Company grants to ALPS the exclusive right to receive all orders for purchases of Creation Units of each portfolio from participating parties (“Authorized Participants”) which have entered into a participant agreement with ALPS and the transfer agent in accordance with the registration statement; provided, however, that nothing herein shall affect or limit the right and ability of the Company to accept deposit securities and related cash components through or outside the clearing process, and as provided in and in accordance with the registration statement. The Company acknowledges that ALPS shall not be obligated to accept any certain number of orders for Creation Units.
     (b) ALPS agrees to act as agent of the Company with respect to the continuous distribution of Creation Units of the Company as set forth in the registration statement and in accordance with the provisions thereof. ALPS further agrees as follows: (a) ALPS shall enter into Participant Agreements among Authorized Participants, ALPS, and the transfer agent in accordance with the registration statement; (b) ALPS shall generate and transmit confirmations of Creation Unit purchase order acceptances to the purchaser; (c) ALPS shall deliver copies of the prospectus to purchasers of such Creation Units and upon request the statement of additional information; an (d) ALPS shall maintain telephonic, facsimile and/or access to direct computer communications links with the transfer agent.
     (c)
i.	ALPS agrees to use all reasonable efforts, consistent with its other business, to facilitate the purchase of Creation Units through Authorized Participants in accordance with the procedures set forth in the prospectus and the Participant Agreements.

ii.	ALPS shall, at its own expense, execute selected or soliciting dealer agreements with registered broker-dealers and other eligible entities providing for the purchase of Creation Units of Shares of the Company and related promotional activities, in the forms as approved by the Board of Directors of the Company. The Company shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to the Company (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials that have been approved in writing by ALPS. Furthermore, ALPS shall clear and file all advertising, sales, marketing and promotional materials of the Company with FINRA.

     (d) All activities by ALPS and its agents and employees which are primarily intended to result in the sale of Creation Units shall comply with the registration statement, the instructions of the Board of Directors of the Company and all applicable laws, rules, and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the 1934 Act, including FINRA and NYSE Arca.
     (e) Except as otherwise noted in the registration statement, the offering price for all Creation Units of Shares will be the aggregate net asset value of the shares per Creation Unit of the portfolio, as determined in the manner described in the registration statement.
     (f) If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be processed by ALPS except such unconditional orders as may have been placed with ALPS before it had knowledge of the suspension. In addition, the Company reserves the right to suspend sales and ALPS’ authority to process orders for Creation Units on behalf of the Company, upon due notice to ALPS, if, in the judgment of the Company, it is in the best interests of the Company to do so. Suspension will continue for such period as may be determined by the Company.
     (g) ALPS is not authorized by the Company to give any information or to make any representations other than those contained in the registration statement or prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Company for ALPS’ use.
     (h) The Board of Directors shall approve the form of any Soliciting Dealer Agreement to be entered into by ALPS.
     (i) At the request of the Company, ALPS shall enter into agreements, in the form specified by the Company, with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the prospectus.
     (j) ALPS shall ensure that all direct requests for prospectuses, statements of additional of information and periodic fund reports, as applicable, are fulfilled. In addition, ALPS shall arrange to provide the NYSE Arca (and any other national stock exchange on which the Shares may be listed) with copies of prospectuses to be provided to purchasers in the secondary market. ALPS will generally make it known in the brokerage community that prospectuses and statements of additional information are available, including by (i) advising the NYSE Arca on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by ALPS with FINRA, and (iii) as may otherwise be required by the SEC.
     (k) ALPS agrees to make available, at the Company’s request, one or more members of its staff to attend Board meetings of the Company in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Directors of the Company.

     (l) ALPS will review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA when necessary or appropriate. All such sales and marketing materials must be approved, in writing, by ALPS prior to use.

APPENDIX C
COMPENSATION
Fees
■	Flat fee of $40,000 per fund for the first five Funds sponsored by The Geary Companies and/or advised by OOK Advisors, LLC

■	Flat fee of $30,000 per fund for additional five Funds sponsored by The Geary Companies and/or advised by OOK Advisors, LLC

■	Flat fee of $20,000 for all additional Funds sponsored by The Geary Companies and/or advised by OOK Advisors, LLC
Out-of-pocket expense
■	FINRA filing fees

■	FINRA and State registration fees for registration of non-ALPS registered representatives, if applicable

■	12b-1 (if applicable) administration services would be negotiated separately
Marketing fees
■	ALPS has extensive marketing, graphic design, tele-servicing, training and distribution capabilities. Any expenses related to these activities would be negotiated separately.